EXHIBIT 99



                           Investor Contact:      Nancy S. Murray 212.813.7862
                           Media Contact:         Jim Abernathy 212.371.5999


                 POLO RALPH LAUREN COMPLETES OPERATIONAL REVIEW


>COMPANY TO RECORD $110-$115 MILLION AFTER-TAX CHARGE TO ENHANCE WORLDWIDE LUXURY RETAIL BUSINESS AND OPERATING EFFICIENCY INITIATIVES

>PLAN TO DRIVE SIGNIFICANT OVERALL OPERATING MARGIN IMPROVEMENT

>CURRENT QUARTER EARNINGS PER SHARE TO MEET EXPECTATIONS

         New York (October 5, 2000) - Polo Ralph Lauren Corporation (NYSE: RL) announced today the results of an operational review its management team had undertaken to enhance the growth of its worldwide luxury retail business and increase the overall profitability of the premier global luxury company.

         "Polo Ralph Lauren Corporation has built the largest luxury design business in the world including men's and women's apparel collections and home design. We are presently focused on building an accessories business which is the fastest growing category in the luxury market," said Ralph Lauren, Chairman and Chief Executive Officer of Polo Ralph Lauren.

         "Because of this strong worldwide demand for our luxury designs, we will expand our Polo Ralph Lauren stores in important markets such as Dallas and Beverly Hills and open a new luxury-focused store in Boston. While we open these new stores, we are closing stores that are not consistent with this philosophy. I believe this focused retail strategy will provide a solid foundation from which we can continue to grow the Polo Ralph Lauren brand even more profitably," Mr. Lauren added. "In addition, we have developed a series of brands through excellence in design and creativity, and through innovative marketing and merchandising, that have now positioned us as the number one resource in our categories for department stores. Our clear position in the luxury market and our ability to create new brand names such as Lauren, RALPH and Polo Jeans Co. for the department store channel has positioned Polo Ralph Lauren as the number one fashion company in the world."

         Commenting on the Club Monaco stores, Mr. Lauren said, "We purchased Club Monaco because its concept is glamour and style at a price, and we believe we can build it


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into a profitable vertical retail operation. As the brand becomes more fashion-forward we are refining the store rollout plan. We are opening Club Monaco stores in markets such as Los Angeles, New York and South Beach Miami and will close locations that don't match these fashion merchandising sensibilities."

         "Our outlook for the business and its growth remains strong, and we are committed to executing these initiatives and continuing to expand our position as the premier global luxury company," Mr. Lauren concluded.

         As a result of the operational review, the Company will record an after-tax charge ranging from $110 million to $115 million, or $1.13 to $1.18 per share, in its second quarter of fiscal 2001. The after-tax charge will include approximately $73 to $75 million that relates to the retail focus including the write-down of the assets of a number of stores to their fair values, the closure of all 12 Polo Jeans. Co. retail stores and the closure of 11 under-performing Club Monaco stores. Approximately $22 to $24 million of the charge relates to write-downs associated with the acceleration in the reduction of aged inventory, and approximately $15 to $16 million relates to operating efficiency initiatives including the consolidation of overseas sourcing operations as well as severance and other employee-related costs. The charge is expected to be cash flow neutral in fiscal 2001.

         Excluding these charges, the Company expects to report second quarter fiscal 2001 earnings on November 8th in line with expectations. Lance Isham, Vice Chairman of Polo Ralph Lauren, commented, "During the second quarter we continued to execute on our operating plan, and we expect to achieve our planned earnings per share goal for the second quarter."

         Polo Ralph Lauren President and Chief Operating Officer Roger Farah said, "The results of the operational review that the entire management team has undertaken over the past several months are expected to enhance our ability to continue to grow Polo as a premier global luxury company with greater efficiencies. Looking forward, we would expect to see improved results in the second half of fiscal 2001 based on continued strong demand for our brand and by implementing our new efficiencies."

         The benefit of the operational review and the related actions are anticipated to positively impact the second half of fiscal 2001 as operating margins are expected to increase more than 200 basis points year over year in the second half of fiscal 2001. The Company expects earnings per share of $0.50 to $0.52 cents in the third quarter and $0.42 to $0.44 cents in the fourth quarter of fiscal 2001. As a result of the review, on a longer-term basis, the Company expects earnings per share to increase from $1.93 to $1.98 for the fiscal year 2002.

RETAIL FOCUS


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         The Company will continue to refine its retail strategy by expanding the presence of its full-line luxury stores, both in North America and abroad, and by building a profitable portfolio of Club Monaco stores in key urban locations that fully emphasize and capitalize on its fashion-forward merchandising strategy.

         "We have enjoyed strong customer response to our strategy of increasing the penetration of luxury products in our Polo Ralph Lauren stores such as New York and Palm Beach, and we will continue to develop new stores that capture this demand, both here and abroad, " Mr. Farah said. "To ensure a consistent implementation of our global retail luxury strategy, our Paris and London stores' merchandising and buying will be more closely integrated into our U.S. retail group."

         "Based on our luxury retail emphasis, we also believe that discontinuing the free-standing Polo Jeans Co. retail business is the right strategy. Polo Jeans Co. is a modern, youthful brand that continues to be a strong and successful line that performs very well in department stores. The current economics of the full price free-standing store format did not produce the level of profitability we expect in our retail group," Mr. Farah added.

         "We are committed to building and operating a strong, profitable full-line retail operation and believe the steps we announced today will enhance our ability to build this business into a strong bottom-line contributor," Mr. Farah stated.

INVENTORY MANAGEMENT

         "Supply chain management is one of the most important areas targeted for operational improvement ," Mr. Farah stated. The Company recently hired Russ LoCurto, a 21-year retail supply chain veteran, to head Polo's worldwide logistics efforts and develop efficiencies in Polo's supply chain that will better support the Company's growing and increasingly global retail operations.

         "While we are below our planned second quarter inventory, there is still significant opportunity to accelerate our inventory turnover. With more demanding standards on our inventory turnover we can decrease our working capital needs," Mr. Farah said.

EFFICIENCY INITIATIVES

         During the past several months the Company has identified key areas of cost reduction across the entire Company. Specifically, the Company has targeted opportunities in its product sourcing, corporate procurement, logistics and distribution, and the elimination of redundancies in information systems and back office support.


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         "As a senior management team we believe there is a great deal of opportunity to improve our existing expense structure and this review has identified the key areas where we are taking immediate action," Mr. Farah added.

                   CONFERENCE CALL THIS MORNING TO DISCUSS THE
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                               OPERATIONAL REVIEW
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         The Company will host a conference call Thursday, October 5, 2000 at
9:00 A.M. Eastern Standard Time to discuss the results of the operational review. To participate in the call, please call 1-888-343-1299. For international participants, please call 1-212-271-4803. A replay of the call with be available through 5 P.M. Saturday, October 7, 2000 by dialing 1-800-633-8284 and entering reservation number 16452209.

         The Company expects to release its Second Quarter Fiscal Year 2001 results on Wednesday, November 8, 2000.

         Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 30 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include, "Polo by Ralph Lauren", "Polo Sport Ralph Lauren", "Ralph Lauren Collection", "Ralph Lauren Purple Label", "RALPH by Ralph Lauren", "Lauren by Ralph Lauren", "Polo Jeans Co. Ralph Lauren", and "Chaps Ralph Lauren", among others, constitute one of the world's most widely recognized families of consumer brands. In May 1999, Polo Ralph Lauren acquired Club Monaco, a vertical lifestyle retailer based in Toronto. In February 2000, Ralph Lauren Media LLC was formed as a joint venture between Polo Ralph Lauren, NBC and three of NBC's affiliated companies - ValueVision International, Inc. (Nasdaq: VVTV), NBC Internet, Inc. (Nasdaq: NBCI) and CNBC.com, LLC - to bring the Polo Ralph Lauren American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print.

         Certain statements including, without limitations, the statements by Ralph Lauren, Lance Isham and Roger Farah and the statements relating to benefit of the operational review and its impact on the second half of fiscal 2001 and full year 2002 financial results contained herein constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve certain risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ are the following: risks associated with implementing the Company's plans to enhance its worldwide luxury retail business, inventory management program and operating efficiency initiatives; risks associated with


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changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors; changes in global economic conditions; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with consolidations, restructurings and other ownership changes in the retail industry; risks associated with competition in the segments of the fashion and consumer product industries in which the Company operates, including the Company's ability to shape, stimulate and respond to changing consumer tastes and demands by producing attractive products, brands and marketing, and its ability to remain competitive in the areas of quality and price; risks associated with uncertainty relating to the Company's ability to implement its growth strategies; risks associated with the Company's entry into new markets either through internal development activities or through acquisitions; risks associated with the possible adverse impact of the Company's unaffiliated manufacturers' inability to manufacture in a timely manner, to meet quality standards or to us acceptable labor practices and other factors detailed in the filings made by the Company with the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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